EXHIBIT 23.4

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan and Maxwell Technologies, Inc. 2004 Employee Stock Purchase Plan, to be filed on or about June 22, 2005, of our report dated February 7, 2003 (except for the 3 paragraphs under the caption “Restatement of Consolidated Financial Statements for the Year Ended December 31, 2002” in Note 1 and the 3rd paragraph in Note 7 as to which the date is March 15, 2005), with respect to the 2002 consolidated financial statements and schedule of Maxwell Technologies, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
June 20, 2005